EXHIBIT 10.1 -- AMENDMENT TO DISTRIBUTION AGREEMENT

[LUMINETX LETTERHEAD]
May 1, 2007

James Wylie
President and Chief Executive Officer
Diomed, Inc.
One Dundee Park
Andover, MA 01810

Re:     Accommodation for Distribution Agreement between Luminetx Corporation (“Luminetx”) and Diomed, Inc. (“Diomed”)

Dear Jim,

Per our discussion last week, and agreement on the term sheet attached [sic - none in original], I am pleased to send you this addendum to the Distribution Agreement that we entered into in August of 2005, as modified on February 9, 2006 and August 4, 2006 (collectively the “Agreement”).

1. Paragraph 1 of the Agreement is amended and restated in its entirety to read as follows:

1. Background. You have developed a biomedical imaging system known as the VeinViewer Imaging System (the “System”). We are interested in obtaining exclusive rights to distribute the System directly and through leasing companies to physicians for the purpose of performing sclerotherapy, phlebectomies of the treatment of varicose veins (the “Market”), and you desire to appoint us as your exclusive distributor of the System to the Market. Both parties may sell Systems to any practicing dermatologist location not performing EVLT. The territory within which we may exercise our distribution rights (the “Territory”) shall initially consist of the United States, including all commonwealths, territories, possessions and military bases, and the United Kingdom, and may be expanded upon mutual agreement to include other international markets as the product becomes more widely available. We agree that we will not attempt to sell the system in the U.K. during 2006 without your prior approval, to allow time to obtain the necessary regulatory clearances for that portion of the Territory, however, if we decide to bear such costs and responsibilities to allow us to sell the System in the U.K. sooner, we may do so. Immediately upon Luminetx’s receipt of the CE mark, Luminetx will authorize Diomed’s product launch of the Systems into the UK.

2. Paragraph 8(a) of the Agreement is amended and restated in its entirety to read as follows:

8. Pricing, Shipping and Payment.

(a) From May 1, 2007 until April 30, 2008, the purchase price for the Systems will be $[***CONFIDENTIAL TREATMENT REQUESTED***] per System; provided however, you may increase the purchase price for the Systems by the percentage increase in your actual direct per unit production costs for the Systems, as evidenced by your costed bill of materials since the Initial Delivery Date. You confirm that as of the date of this amendment, that the percentage increase in your current costed bill of materials would not create any increase in Diomed’s purchase price above $[***CONFIDENTIAL TREATMENT REQUESTED***]. We shall have the right, at our expense, during normal business hours and upon reasonable notice, to review your books and records regarding System sales as required to allow us to verify the calculation of System pricing; provided, however, that we may not exercise this right more than once in any 12 month period. You and we agree that we will determine the prices at which we sell Systems to end users.

3. Paragraph 10 of the Agreement is amended and restated in its entirety to read as follows:

10. Purchase Quantities.

(a) From May 1, 2007 to May 31, 2007, Diomed will submit firm purchase orders for [***CONFIDENTIAL TREATMENT REQUESTED***] Systems for June delivery. From May 1, 2007 until December 31, 2007, Diomed will use its best efforts to purchase [***CONFIDENTIAL TREATMENT REQUESTED***] Systems1  (the “2007 Target Level”). In the event Diomed does not purchase the 2007 Target Level for any reason, then, upon Luminetx’s delivery to Diomed of written notice of such failure, Diomed’s rights as a distributor under the Agreement shall immediately become non-exclusive in nature and thereafter Luminetx will have the right to distribute and sell, and grant to third parties the right to distribute and sell, the System within the Market in the Territory. From January 1, 2008 until April 30, 2008, Diomed will use its best efforts to purchase [***CONFIDENTIAL TREATMENT REQUESTED***] Systems (the “2008 Target Level”). In the event Diomed does not purchase [***CONFIDENTIAL TREATMENT REQUESTED***] Systems for any reason by April 30, 2008, including the [***CONFIDENTIAL TREATMENT REQUESTED***] Systems to be purchased from May 1, 2007 until December 31, 2007, then, Luminetx may immediately terminate the Agreement and this amendment by written notice to Diomed of such failure. In the event that this Agreement continues in effect after April 30, 2008, the target number of Systems we are to purchase in each subsequent 12-month period beginning May 1 (an “Agreement Year”) shall be determined by good faith agreement between you and us at least one hundred twenty (120) days before the beginning of such Agreement Year, and will be in the range of 50% to 100% greater than the target number for the preceding Agreement Year, unless you and we agree otherwise.

1 For the sake of clarity, under the terms of this amendment, from May 1, 2007 to December 31, 2007, Diomed will be required to purchase an aggregate minimum of [***CONFIDENTIAL TREATMENT REQUESTED***] Systems in order to maintain its exclusivity.

(b) In addition, if we fail to purchase at least 50% of the annual target number of Systems in any Agreement Year for any reason, then you may terminate this Agreement by written notice to us of such failure.

(c) If during any period we purchase more than the target number of Systems that we are to purchase for such period, such excess number of Systems will be applied to reduce the target purchase quantity for the subsequent period or periods.

4. In the event Diomed fails to purchase the required number of Systems as provided herein, the right of Luminetx to terminate exclusivity and/or terminate the Agreement shall be the sole remedy of Luminetx for such failure to purchase Systems.

5. [***CONFIDENTIAL TREATMENT REQUESTED***]

Except as expressly modified and amended by this letter, the parties agree that the Agreement shall continue in full force and effect. The parties agree that capitalized terms used herein shall have the same meaning designated by the Agreement unless otherwise expressly provided herein. This letter shall be governed by Tennessee law without regard to its conflict of law principles and in the event of any litigation arising under this letter, the parties agree and consent that the forum for such litigation shall be a court of competent jurisdiction located in Memphis, Shelby County, Tennessee.

Jim, I believe these conditions meet both your goals and ours. We want to continue to work closely with you and your team, and please do not hesitate to contact me with any questions. If you agree with this proposal, please execute in the space below and return a copy to David Zaleski.

Regards,

/s/ James M. Phillips
James M. Phillips

Agreed to and accepted this 11th day of May, 2007

/s/ David B. Swank
David B. Swank
Chief Financial Officer
Diomed Holdings, Inc.